UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 3, 2009 (November 2, 2009)

Burlington Northern Santa Fe Corporation
 (Exact name of registrant as specified in its charter)

Delaware	1-11535	41-1804964
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2650 Lou Menk Drive Fort Worth, Texas	76131
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 795-2673

Not Applicable
____________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

√	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Burlington Northern Santa Fe Corporation, a Delaware corporation (the “Company”), Berkshire Hathaway Inc., a Delaware corporation (“Berkshire”), and R Acquisition Company, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Berkshire (“Merger Sub”), have entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) dated as of November 2, 2009.  Pursuant to the Merger Agreement and subject to the conditions set forth therein, the Company will merge with and into Merger Sub (the “Merger”) with Merger Sub surviving as an indirect wholly owned subsidiary of Berkshire Hathaway.

As a result of the Merger, each share of the Company’s common stock (other than (i) certain shares of restricted stock, (ii) shares of common stock owned by Berkshire, the Company or their respective direct or indirect wholly owned subsidiaries, and (iii) those shares with respect to which appraisal rights are properly exercised and not withdrawn), issued and outstanding immediately prior to the effective time will be converted into and will thereafter represent the right to receive, at the election of the stockholder (subject to the reallocation described below): (i) $100 in cash, without interest, or (ii) a portion of a share of Berkshire Class A common stock equal to $100 divided by the average trading value of Berkshire’s Class A common stock during a 10-day period ending on the second full trading day prior to the effective time (the “Exchange Ratio”), except that if such average trading value is less than $79,777.34 or more than $124,652.09 (the “Collar”) then the Exchange Ratio will be fixed at 0.001253489 or 0.000802233, as the case may be.

Accordingly, if the average trading value of Berkshire Class A common stock remains within the Collar, Company stockholders will generally receive approximately $100 of consideration per share, irrespective of whether they elect to receive stock or cash as merger consideration.  If, however, the average value of Berkshire Class A common stock is less than the low end of the collar, the value of the stock portion of the merger consideration to be paid per share of Company common stock will be less than the cash portion of such consideration.  Conversely, if the value of the Berkshire Class A common stock is greater than the high end of the collar, the value of the stock portion of the per share merger consideration will be greater than the cash portion of such consideration.

If the application of the Exchange Ratio to all shares in respect of which a stockholder has elected to receive stock would cause such stockholder to receive a fraction of a share of Berkshire Class A common stock, such stockholder will instead receive a number of shares of Berkshire Class B common stock equal in value to such fractional Berkshire Class A share.  If after applying the foregoing calculation, the stockholder would receive a fraction of a share of Berkshire Class B common stock, the stockholder will instead receive cash with a value equal to the value of such fractional Berkshire Class B share.

The overall mix of consideration paid to stockholders of the Company will be approximately 60% cash and 40% stock.  In order to achieve this mix of consideration, the Merger Agreement provides for the allocation of Company shares owned by stockholders who fail to make an election, as well as adjustments to and reallocation of cash and stock elections made by Company stockholders.  If Berkshire’s Class A common stock averages below $79,777.34 during the 10-day measurement period, then any Company stockholder who has not made an election will be deemed to have made an election to receive cash.  If Berkshire’s Class A common stock averages above $124,652.09 during the 10-day measurement period, then any Company stockholder who has not made an election will be deemed to have made an election to receive stock.

The completion of the Merger is subject to approval by the Company’s stockholders holding, in the aggregate, at least 66-2/3% of the issued and outstanding Company common stock not owned by Berkshire or any of its affiliates or associates.

The completion of the Merger is also subject to the satisfaction or waiver of certain additional conditions, including, among other things, (i) the approval for listing on the New York Stock Exchange of the Berkshire Class A and Class B shares issuable to the Company stockholders as consideration in the Merger; (ii) the absence of certain legal impediments to the consummation of the Merger; (iii) the Registration Statement on Form S-4 filed with respect to the Merger having been declared effective by the Securities Exchange Commission; (iv) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of other material governmental consents and approvals; (v) the holders of certain of the Company’s equity awards no longer having the right to acquire any shares of the Company’s common stock or any other equity securities of the Company or any of its subsidiaries; (vi) the accuracy of the representations and warranties made by the parties; (vii) the performance by the parties of material obligations, agreements and covenants under the Merger Agreement and (viii) the receipt by each party of a tax opinion from its counsel stating that the Merger will be treated as a tax-free reorganization for Federal income tax purposes.

Each of the Company and Berkshire has made customary representations and warranties in the Merger Agreement.  The Company has also agreed to various covenants in the Merger Agreement, including, among other things, (i) to conduct its business in the ordinary course consistent with past practice in all material respects during the period between the execution of the Merger Agreement and the closing of the Merger and (ii) not to solicit alternate transactions.

The Merger Agreement contains specified termination rights for the parties.  The Company has the right to terminate the Merger Agreement if it concurrently enters into a definitive agreement for an acquisition proposal that constitutes a “Superior Proposal” (as defined in the Merger Agreement), provided that the Company complies with certain notice and other requirements set forth in the Merger Agreement, including paying Berkshire a termination fee equal to $264,000,000.  The Company also would be required to pay Berkshire a termination fee of $264,000,000 if (i) Berkshire terminates the Merger Agreement because the board of directors of the Company (the “Board”) withdraws or modifies its approval or recommendation of the Merger after a Takeover Proposal (as defined in the Merger Agreement) has been made; (ii) Berkshire terminates the Merger Agreement because the Board approved or recommended a competing Takeover Proposal or because the Board withdraws or modifies its approval or recommendation of the Merger other than in connection with a Takeover Proposal; or (iii) if (a) prior to the special meeting of the Company stockholders, a Takeover Proposal is made known to the Company or its stockholders; (b) the Merger Agreement is terminated by either party following the Outside Date (as defined in the Merger Agreement) or is terminated because the stockholders of the Company do not approve the Merger or because a final, non-appealable order, decree or ruling of a governmental entity that is based on the existence of such Takeover Proposal is issued that permanently prohibits consummation of the Merger Agreement; and (c) within one year following such termination, the Company consummates the Takeover Proposal transaction.

The foregoing summary description of the Merger Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference.

The Merger Agreement has been attached as an exhibit to this report in order to provide investors and security holders with information regarding its terms. It is not intended to provide any other financial information about the Company, Berkshire, or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, Berkshire or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company and Berkshire.

Item 8.01.    Other Events.

On November 3, 2009 Berkshire and the Company issued a joint press release. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among Berkshire Hathaway Inc., R Acquisition Company, LLC, and Burlington Northern Santa Fe Corporation, dated November 2, 2009.
99.1	Joint Press Release issued by Berkshire Hathaway Inc. and Burlington Northern Santa Fe Corporation, dated November 3, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BURLINGTON NORTHERN SANTA FE CORPORATION

Date: November 3, 2009	By:	/s/ Roger Nober
Name: Roger Nober
Title: Executive Vice President Law and Secretary